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                                                                    EXHIBIT 99.2


                                    CONSENT
                                      OF
                               SMITH BARNEY INC.


The Board of Directors
The Pet Practice, Inc.
1018 West Ninth Avenue
King of Prussia, Pennsylvania 19406

Members of the Board:

          We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of The Pet Practice, Inc. ("Pet Practice") as Appendix C to the Joint Proxy Statement/Prospectus of Pet Practice and Veterinary Centers of America, Inc. ("VCA") relating to the proposed merger of Pet Practice with and into a wholly owned subsidiary of VCA and (ii) references made to our firm and such opinion in "SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS--The Merger-- Opinion of Pet Practice's Financial Advisor" and "THE MERGER--Background of the Merger," "--Pet Practice's Reasons for the Merger; Recommendations of the Pet Practice Board" and "--Opinions of Financial Advisor--Pet Practice." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                       By:  /s/ Smith Barney Inc.
                                            -----------------------------------
                                            SMITH BARNEY INC.


New York, New York
June 21, 1996